MiddleBrook Pharmaceuticals Reports Third Quarter 2007 Results

  Keflex Product Sales Total $3.1 Million in Quarter; Amoxicillin PULSYS NDA
                 Review Ongoing - PDUFA Date in January 2008

      GERMANTOWN, Md., Nov. 14 /PRNewswire-FirstCall/ -- MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter ended September 30, 2007.

      MiddleBrook reported third quarter 2007 revenue of $3.1 million, up from revenue of $2.7 million in the second quarter of 2007 and from $2.4 million in the third quarter of 2006. Revenue for the first nine months of 2007 increased to $7.6 million, from revenue of $3.6 million for the first nine months of 2006.

      MiddleBrook reported research and development (R&D) expenses in the third quarter of $5.5 million, compared to second quarter 2007 R&D expenses of $5.4 million and third quarter 2006 R&D expenses of $5.7 million. Total expenses for the third quarter of 2007 were $13.2 million, compared to $12.2 million in the second quarter of 2007 and $12.2 million in the third quarter of 2006.

      Net loss was $10.1 million for the third quarter, compared to a net loss of $9.5 million in the second quarter of 2007 and a net loss of $9.9 million in the third quarter of 2006. Net loss for the first nine months of 2007 was $33.2 million, compared to a net loss of $28.2 million in the first nine months of the prior year.

      Net loss per share applicable to common stockholders during the third quarter of 2007 was ($0.22), compared to a net loss per share of ($0.21) in the prior quarter, and a net loss per share of ($0.33) in the comparable quarter of last year. Net loss per share applicable to common stockholders during the first nine months of 2007 was ($0.78), down from a net loss per share of ($0.93) in the first nine months of 2006.

      "We believe the Amoxicillin PULSYS NDA review process has progressed very well thus far and we look forward to continuing to work with the FDA throughout the remainder of their review," stated Edward M. Rudnic, Ph.D., president and CEO of MiddleBrook.

      OPERATIONAL HIGHLIGHTS

      Amoxicillin PULSYS NDA Review -- PDUFA Date January 23, 2008

      On May 22, 2007, MiddleBrook's New Drug Application (NDA) for its once-daily Amoxicillin PULSYS product was accepted for filing by the U.S. Food and Drug Administration (FDA). MiddleBrook has worked closely with the FDA throughout the subsequent review process and anticipates a decision on the application on its Prescription Drug User Fee Act (PDUFA) target action date of January 23, 2008.

      Amoxicillin is currently not approved for once-daily dosing to treat pharyngitis. If approved for marketing, physicians prescribing Amoxicillin PULSYS would have available the first once-daily product in the aminopenicillin class for the treatment of pharyngitis while utilizing approximately one-half the amount of amoxicillin currently used. About 15 million patients annually seek relief of sore throat symptoms in the United States.

      Keflex(R) Capsules (Cephalexin, USP) -- Commercialization Update

      During the third quarter, MiddleBrook continued the commercialization of its 750 mg strength Keflex capsules through a targeted and dedicated national contract sales force and MiddleBrook district sales managers. Based on prescription data from IMS Health, total prescriptions filled for Keflex 750 mg capsules in the third quarter of 2007 were 83,767 prescriptions, up from second quarter 2007 total prescriptions of 82,621.

      MiddleBrook recently conducted a review of its Keflex sales initiatives and as a result reduced the size of its sales force to approximately 30 contract sales representatives and three MiddleBrook district sales managers.

      Financing Raises Up To an Additional $10 Million in Gross Proceeds

      As announced on November 7, 2007, MiddleBrook closed an agreement with Deerfield Management, a healthcare investment fund and one of the Company's largest equity shareholders, raising up to $10 million in cash through the sale of the Company's cephalexin assets, which the Company will have the option to repurchase in the future.

      Under the terms of the agreement, the Company received $7.5 million, less a $0.5 million payment to Deerfield, with an additional $2.5 million to become available, if necessary, if and when the Company receives FDA approval of Amoxicillin PULSYS.

      The agreement is designed to provide the Company with the financial flexibility to continue its ongoing strategic discussions through the PDUFA date for Amoxicillin PULSYS. The cash provided from the Deerfield agreement also allowed MiddleBrook to repay in full its outstanding loan facility with Merrill Lynch and eliminate the associated interest and principal payments.

      Process to Explore Strategic Alternatives Ongoing

      As previously announced, MiddleBrook's board of directors authorized the Company to evaluate various strategic alternatives to further enhance shareholder value. Subsequently, MiddleBrook retained Pacific Growth Equities, LLC, an investment bank focused on the life sciences industry, to assist in the evaluation of a full range of strategic alternatives available to the Company.

      Strategic alternatives the Company may pursue could include, but are not limited to, continued execution of the Company's operating plan, the sale of some or all of the Company's assets, partnering or other collaboration agreements, or a merger or other strategic transaction. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements or transactions will be successful or on attractive terms. The Company does not intend to disclose developments with respect to this process unless and until the evaluation of strategic alternatives has been completed.

      FINANCIAL DETAILS

      -- Total revenue, resulting entirely from net Keflex product sales, was $3.1 million in the third quarter of 2007, up from revenue of $2.7 million in the prior quarter, and $2.4 million for the third quarter of 2006. Revenue for the quarter included $1.8 million that had been deferred in the previous quarter, as well as one month's actual sales in the quarter as the company resumed shipments of product in September upon completion of relabeling. Revenue during the first nine months of 2007 was $7.6 million, up from revenue of $3.6 million during the first nine months of 2006. Increased product sales were mainly attributable to the Company's Keflex 750 mg strength capsules which were launched during the third quarter of 2006.

      -- Operating expenses. Third quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and the costs of the Company's clinical trials and research initiatives, were $5.5 million, compared to $5.4 million in the previous quarter and $5.7 million in the third quarter of 2006. Additional costs of $0.8 million were incurred in the third quarter as the Company consolidated operations into a single site, but these were offset by lower personnel costs and reduced spending on developing the Company's amoxicillin manufacturing facility.

            Selling, general and administrative (SG&A) expenses totaled $6.5 million in the third quarter of 2007, up from $6.3 million in the second quarter of 2007, and $6.1 million in the third quarter of 2006. SG&A expenses increased in the third quarter of 2007 versus the second quarter of 2007 primarily due to costs associated with consolidating operations into a single site.

            Stock-based compensation recorded in the third quarter 2007 was a total of $0.7 million, consisting of $0.2 million recorded in R&D expense and $0.5 million recorded in SG&A expense. In the second quarter 2007 and third quarter 2006, total stock-based compensation was an expense of $0.7 million and $1.1 million, respectively.

      -- Net loss for the third quarter of 2007 was $10.1 million. This compares to a net loss of $9.5 million in the second quarter of 2007, and $9.9 million in the third quarter of 2006. Net loss for the first nine months of 2007 was $33.2 million, compared to a net loss of $28.2 million for the first nine months of 2006.

      -- Net loss per share applicable to common stockholders for the third quarter of 2007 was ($0.22), compared to a loss per common share of ($0.21) in the prior quarter and ($0.33) in the third quarter of 2006.

            Per share figures were computed on the basis of an average of 46.7 million shares outstanding in the third quarter of 2007, 45.3 million shares outstanding in the second quarter of 2007, and 30.3 million shares outstanding in the third quarter of 2006.

      -- Cash and marketable securities decreased by $6.3 million during the third quarter. Changes were composed of $10.0 million of operating losses, $0.7 million in loan payments; offset by $2.2 million for non- cash expenses and $2.2 million for working capital changes and other items.

      -- The Balance Sheet at the end of the third quarter of 2007 reflected $5.9 million of unrestricted cash, cash equivalents and marketable securities, compared to $12.2 million as of June 30, 2007, and $12.6 million as of September 30, 2006. Following the third quarter of 2007, MiddleBrook entered into an agreement with Deerfield Management resulting in the addition of $7.5 million of gross proceeds to the Company. MiddleBrook used a portion of the proceeds from this financing to retire the Company's outstanding credit facility of approximately $4.6 million.

      -- Deferred product revenue. Due to the Company's corporate name change on June 28, 2007, inventories of products on hand at that time were required to be relabeled. At the end of the second quarter 2007, the Company offered a one-time incentive to wholesalers to purchase up to a two-month supply of Keflex products, to avoid stock-out situations at wholesalers during the relabeling process. This incentive offer resulted in orders of approximately $2.0 million of gross sales. Revenue recognition for this transaction was deferred as of June 30, 2007, and the Company recognized net revenue of $1.8 million during the third quarter of 2007, the period when the related product was sold by the wholesalers.

      FINANCIAL GUIDANCE AND FUTURE CASH REQUIREMENTS

      As previously announced, in order to preserve corporate resources, the Company has undertaken cost reductions during 2007, including personnel reductions, postponement of PULSYS clinical development programs other than Amoxicillin PULSYS for adults, and elimination of other discretionary spending.

      Total revenue for 2007 is expected to be approximately $10 million to $12 million, resulting from Keflex product sales. Total cash used in operating activities and capital expenditures in 2007 is estimated to be between $33 and $35 million.

      Assuming the Company's expectations for continued sales of its Keflex 750 mg product and anticipated level of R&D spending and other obligations, MiddleBrook believes that its current funds, together with expected Keflex product sales, will be sufficient to support its currently planned operations through the Company's PDUFA action date of January 23, 2008. These 2007 estimates are forward-looking statements that involve risks and uncertainties, and actual results could vary materially.

      CONFERENCE CALL

      The Company has scheduled a conference call for today, Wednesday, November 14, 2007 at 10:30 AM ET. During the call, Dr. Edward Rudnic, president and CEO, and Robert Low, vice president, finance and CFO, will discuss quarterly results and other corporate activities. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 AM start time and ask for the MiddleBrook Pharmaceuticals conference call hosted by Dr. Rudnic. A replay of the call will be available on November 14, 2007 beginning at 12:30 PM ET and will be accessible until Wednesday, November 21, 2007 at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 23072308.

      The conference call will also be broadcast simultaneously on the Company's website, http://www.middlebrookpharma.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the MiddleBrook website.

      About Middlebrook Pharmaceuticals:

      MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK, formerly Advancis Pharmaceutical Corporation) is a pharmaceutical company focused on the development and commercialization of anti-infective drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, MiddleBrook has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, MiddleBrook has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on MiddleBrook, please visit http://www.middlebrookpharma.com.

      About Keflex:

      Keflex(R) (cephalexin capsules, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on Keflex and prescribing information are available at http://www.middlebrookpharma.com/products_antibiotics/keflex_antibiotics.aspx.

      This announcement contains historical financial information as of and for three-month and nine-month periods ended September 30, 2007 and September 30, 2006 that is unaudited, and MiddleBrook assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited annual financial information is subject to audit by independent accountants on an annual basis following the close of each calendar year.

      This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on MiddleBrook's current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule, including, particularly, future plans with respect to its Amoxicillin PULSYS products; any statements regarding Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's existing and anticipated collaborative agreements; and any financial forecasts and projections for 2007 and thereafter included under the Financial Guidance section of this announcement.

      The actual results realized by MiddleBrook could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to
(1) raise additional capital and continue as an ongoing concern, (2) increase Keflex 750 sales, (3) obtain FDA approval for its Amoxicillin PULSYS product candidate, (4) successfully reduce costs, (5) maintain compliance with provisions under its financing arrangements, (6) reach profitability, (7) prove that the preliminary findings for its product candidates are valid, (8) receive required regulatory approvals, (9) successfully conduct clinical trials in a timely manner, (10) establish its competitive position for its products, (11) develop and commercialize products that are superior to existing or newly developed competitor products, (12) develop products without any defects, (13) have sufficient capital resources to fund its operations, (14) protect its intellectual property rights and patents, (15) implement its sales and marketing strategy, (16) successfully attract and retain collaborative partners, (17) successfully commercialize and gain market acceptance for its Keflex products,
(18) successfully obtain sufficient manufactured quantities of its drug products at acceptable rates, and (19) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. MiddleBrook undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

                        MIDDLEBROOK PHARMACEUTICALS, INC.
                            CONDENSED BALANCE SHEETS
                                   (Unaudited)

                                                           September 30,     December 31,
                                                          --------------    --------------
                                                               2007              2006
                                                          --------------    --------------
                               ASSETS
Current assets:
     Cash and cash equivalents                            $    4,987,690    $   14,856,738
     Marketable securities                                       929,812           522,723
     Accounts receivable, net                                  1,331,764           303,514
     Inventories, net                                          1,088,913         2,077,390
     Prepaid expenses and other current assets                 1,199,515         1,682,685
                                                          --------------    --------------
        Total current assets                                   9,537,694        19,443,050
                                                          --------------    --------------

Property and equipment, net                                   11,533,248        11,764,627
Restricted cash                                                  872,180           872,180
Deposits and other assets                                        348,006         1,548,585
Intangible assets, net                                         7,509,070         8,377,327
                                                          --------------    --------------
        Total assets                                      $   29,800,198    $   42,005,769
                                                          ==============    ==============

                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                     $    2,991,269    $    2,285,736
     Accrued expenses and advances                             5,898,096         7,817,224
     Lines of credit and short-term debt                       4,888,889         6,888,889
     Note payable                                                     --            75,000
     Deferred product revenue                                         --           189,000
                                                          --------------    --------------
        Total current liabilities                             13,778,254        17,255,849

Deferred contract revenue                                     11,625,000        11,625,000
Deferred rent and credit on lease concession                   1,204,506         1,252,900
                                                          --------------    --------------
        Total liabilities                                     26,607,760        30,133,749
                                                          --------------    --------------

Commitments and contingencies
Stockholders' equity:
     Preferred stock, undesignated                                    --                --
     Common stock, par value                                     466,955           363,625
     Capital in excess of par value                          189,008,385       164,593,930
     Accumulated deficit                                    (186,283,158)     (153,085,462)
     Accumulated other comprehensive income (loss)                   256               (73)
                                                          --------------    --------------
        Total stockholders' equity                             3,192,438        11,872,020
                                                          --------------    --------------
        Total liabilities and stockholders' equity        $   29,800,198    $   42,005,769
                                                          ==============    ==============

                        MIDDLEBROOK PHARMACEUTICALS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                            Three Months Ended Sept 30,          Nine Months Ended Sept 30,
                                         --------------------------------    --------------------------------
                                              2007              2006              2007              2006
                                         --------------    --------------    --------------    --------------
Product sales                            $    3,144,532    $    2,369,975    $    7,598,127    $    3,566,563

Costs and expenses:
   Cost of product sales                      1,183,772           440,159         1,864,643           517,765
   Research and development                   5,509,093         5,737,047        18,485,164        19,700,263
   Selling, general and administrative        6,475,742         6,069,529        20,473,947        13,001,312
                                         --------------    --------------    --------------    --------------
          Total expenses                     13,168,607        12,246,735        40,823,754        33,219,340
                                         --------------    --------------    --------------    --------------

Loss from operations                        (10,024,075)       (9,876,760)      (33,225,627)      (29,652,777)

Interest income                                 126,655           221,333           481,855           747,921
Interest expense                               (159,359)         (241,735)         (528,924)         (292,018)
Other income                                         --                --            75,000           976,815
                                         --------------    --------------    --------------    --------------

Net loss                                 $  (10,056,779)   $   (9,897,162)   $  (33,197,696)   $  (28,220,059)
                                         ==============    ==============    ==============    ==============


Basic and diluted net loss per share     $        (0.22)   $        (0.33)   $        (0.78)   $        (0.93)
                                         ==============    ==============    ==============    ==============

Shares used in calculation of basic
    and diluted net loss per share           46,650,833        30,302,628        42,831,867        30,209,948
                                         ==============    ==============    ==============    ==============

                        MIDDLEBROOK PHARMACEUTICALS, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                            Nine Months Ended September 30,
                                                                           --------------------------------
                                                                                2007               2006
                                                                           --------------    --------------
Cash flows from operating activities:
   Net loss                                                                $  (33,197,696)   $  (28,220,059)
   Adjustments to reconcile net income to net cash used
     in operating activities:
     Depreciation and amortization                                              3,447,503         2,949,486
     Stock-based compensation                                                   1,971,687         2,861,585
     Deferred rent and credit on lease concession                                 (48,393)           (4,297)
     Amortization of premium on marketable securities                             (69,242)          222,332
     Loss on disposal of fixed assets                                              23,185
     Recognition of advance payment for potential sale of Keflex               (1,000,000)
     Changes in:
         Accounts receivable                                                   (1,028,251)       (1,255,473)
         Inventories                                                              988,477        (1,110,616)
         Prepaid expenses and other current assets                                483,170           220,484
         Deposits other than on property and equipment, and other assets          249,667                --
         Accounts payable                                                         705,533         1,215,109
         Accrued expenses and advances                                         (1,975,496)          608,590
         Deferred product and contract revenue                                   (189,000)          270,061
                                                                           --------------    --------------
                     Net cash used in operating activities                    (28,662,041)      (23,219,613)
                                                                           --------------    --------------

Cash flows from investing activities:
   Purchase of marketable securities                                           (5,867,519)      (13,274,560)
   Sale and maturities of marketable securities                                 5,530,000        19,655,000
   Purchases of property and equipment                                           (246,330)          (50,653)
   Deposits on property and equipment                                          (1,150,624)         (250,000)
   Proceeds from sale of fixed assets                                                  --            25,000
   Change in restricted cash                                                           --           730,444
                                                                           --------------    --------------
                     Net cash provided by (used in) investing activities       (1,734,473)        6,835,231
                                                                           --------------    --------------

Cash flows from financing activities:
   Proceeds from issuance of debt, net of issue costs                                  --         7,792,976
   Payments on lines of credit                                                 (2,000,000)       (1,913,062)
   Proceeds from private placement of common stock,
     net of issue costs                                                        22,412,260                --
   Proceeds from exercise of common stock options                                 115,206           280,156
                                                                           --------------    --------------
                     Net cash provided by financing activities                 20,527,466         6,160,070
                                                                           --------------    --------------
Net decrease in cash and cash equivalents                                      (9,869,048)      (10,224,312)
Cash and cash equivalents, beginning of period                                 14,856,738        18,116,968
                                                                           --------------    --------------
Cash and cash equivalents, end of period                                        4,987,690         7,892,656
                                                                           ==============    ==============